AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

BOXCEIPTS.COM, INC.

KNOW ALL BY THESE PRESENTS:

That the undersigned, desiring to be incorporated as a Corporation in accordance with the laws of the State of Nevada, hereby certifies and adopts the following Amended and Restated Articles of Incorporation (“Amended Articles”), the terms whereof have been agreed upon to be equally obligatory upon the party signing this instrument and all those who may from time to time hereafter become members of this Corporation and who may hold stock therein.  Articles of Incorporation were initially filed on October 25, 2010.  Those Articles are hereby amended and restated by these Amended Articles.

ARTICLE I

The name of Corporation is:  Boxceipts.com, Inc.

ARTICLE II

The name and address of the registered agent of the Corporation in the State of Nevada is:

Capitol Corporate Services Inc.

202 S Minnesota Street

Carson City, NV 89703-4267

Principal and branch offices may hereafter be established at such place or places, either within or without the State of Nevada as many from time to time be determined by the Board of Directors.

ARTCLE III

The nature and purpose of this business shall be to conduct any lawful activity as governed by the laws of the State of Nevada.

ARTICLE IV

The authorized capital stock of this Corporation is 500,000,000 shares of capital stock, consisting of 425,000,000 shares of common stock with full voting rights and with a par value of $0.001 per share, and 75,000,000 shares of preferred stock, with a par value of $0.001 per share (the “Preferred Stock”).  The Preferred Stock may be issued from time to time in one or more series with such designations, preferences and relative participating, with optional or other special rights and qualifications, limitations or restrictions thereof, as shall be stated in the resolutions adopted by the Corporation’s Board of Directors (the “Board”) providing for the issuance of such Preferred Stock or series thereof:  and the Board is hereby vested with authority to fix such designations, preferences and relative, participating, optional or other special rights or qualifications, limitations, or restrictions for each series, including but not by way of limitation, the power to fix the redemption and liquidation preferences, the rate of dividends payable and the time for and the priority of payment thereof and to determine whether such dividends shall be cumulative or not and to provide for and fix the terms of conversion of such Preferred Stock or any series thereof into Common Stock of the Corporation and fix the voting Power, if any, of shares of Preferred Stock or any series thereof.

Pursuant to NRS 78.385 and NRS 78.390, and any successor statutory provisions, the Board of Directors is authorized to adopt a resolutions to increase, decrease, add, remove or otherwise alter any current or additional classes or series of this Corporation’s capital stock by a board resolution amending these Articles in the Board of Directors’ sole distraction for increases or decreases of any class or series of authorized stock where applicable pursuant to NRS 78.207 and any successor statutory provisions, or otherwise subject to the approval of the holders of at least majority of shares having voting rights, either in a special meeting or the next annual meeting of shareholders.  Notwithstanding the foregoing, where any shares of any class or series would be materially and adversely affected by such changes, shareholder approval by the holders of at least a majority of the Secretary of State of Nevada.  The capital stock of this Corporation shall be non-assessable and shall not be subject to assessment to pay the debts of the Corporation.

ARTICLE V

Members of the governing Board shall be known and styled as “Directors” and the initial number thereof shall be one.  The name and address of the initial member of the Board of Directors is as follows:

Geoffrey Farwell, 5711 West 157th Terrace, Overland Park, KS 66223

The number of members of the Board of Directors shall not be less than one (1) or more than nine (9) as set from time to time by the Board.  The officers of the Corporation shall be a President, Secretary and treasurer.  The Corporation may have such additional officers as may be determined from time to time in accordance with the Bylaws.  The officers shall have the powers, perform the duties, and be appointed as may be determined in accordance with the Bylaws and laws of the State of Nevada.  Any person may hold two (2) or more offices in this Corporation.

ARTICLE VI

The Corporation shall have perpetual succession by its corporate name and shall have all the powers herein enumerated or implied herefrom and the powers now proceed or which may hereafter be provided by law for corporations in the State of Nevada.

ARTICLE VII

No stockholder shall be liable for the debts of the Corporation beyond the amount that may be due or unpaid upon any share or shares of stock of this Corporation owned by that person.

ARTICLE VIII

Each shareholder entitled to vote at any election for directors shall have the right to vote, in person or by proxy, the number of shares owned by such shareholder for each director to be elected.  Shareholders shall not be entitled to cumulative voting rights.

ARTCILE IX

The Directors shall have the powers to make and alter the Bylaws of the Corporation.  Bylaws made by the Board of Directors under the powers so conferred may be altered, amended, or repealed by the Board of Directors or by the stockholders at any meeting called and held for that purpose.

ARTICLE X

The Corporation specifically elects not to be governed by NRS 78.411 to NRS 78.444, inclusive, and successor statutory provisions.

ARTICLE XI

The Corporation shall indemnify all directors, officers, employees, and agents to the fullest extent permitted by Nevada law as provided within 78.78502 NRS 78.751 or any other law then in effect or as it may hereafter be amended.  The Corporation shall indemnify each present and future director, officer, employee or agent of the Corporation who becomes a party or is threatened to be made a party ot any such or proceeding civil, criminal, administrative, investigative, or otherwise, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses, including, but not limited to, attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit, proceeding or settlement, provided such person acted in good faith and in a manner which he reasonable believed to be in or not opposed to the best interest of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The expenses of directors, officers, employees or agents of the Corporation incurred in defending a civil or criminal action, suit, or proceeding may be paid by the Corporation as they are incurred and in advance of the final disposition of the action, suit, or proceeding, if and only if the director, officer, employee or agent undertakes to repay said expenses to the Corporation if it is determined by a court of competent jurisdiction, after exhaustion of all appeals therefrom, that he is not entitled to be indemnified by the corporation.  No indemnification shall be applied, and any advancement of expenses to or on behalf of any director, officer, employee or agent must be returned to the Corporation, if a final adjudication establishes that the person acts or omissions involved a breach of my fiduciary duties, where applicable, intentional misconduct, fraud or a knowing violation of the law which was material to the cause of action.

ARTICLE XII

The name and address of the incorporator of this Corporation is:

Sheila L. Seck, JD

7285 W 132nd Street, Suite 240

Overland Park, KS 66213

IN WITNESS WHEREOF, the undersigned shareholders and director have executed these Amended and Restated Articles of Incorporation of Boxceipts.com, Inc.

                              Shareholders

/s/ Geoffrey Farell

Geoffrey Farwell

                                 Director

/s/ Geoffrey Farell

Geoffrey Farwell